Exhibit 99.1

Breitling Energy Announces Drilling of New Wilcox Shale Project

Dallas, Texas – December 8, 2014 – Breitling Energy Corporation (OTCBB: BECC) (the “Company”) announces participation in a unique new prospect the Company believes has upside economic viability.

“This is an opportunity we feel is a good fit for this environment,” said Chris Faulkner, the Company’s CEO and Chairman. “The economics look favorable today, and when the market recovers, it should look even better.”

Breitling Energy is participating in the Jackson Prospect with Natchez, Mississippi-based Frank Davis Exploration Company, drilling a directional well from Concordia Parish, Louisiana to Adams County, Mississippi.

“Our geologist and Executive Vice President of Exploration, Joe Simo, has over 4 decades experience evaluating and selecting opportunities. In today’s environment, that’s invaluable for finding diamonds in the rough,” Faulkner said. “We don’t go to the billboard fields like the Bakken or Eagle Ford, just because they have the big name. This prospect has potential that is off the beaten path,” he added.

The Jackson Prospect well will be drilled to a total depth of 8,128 feet, with 2550 feet directionally drilled at an angle, with a portion of the lateral running below the Mississippi River approximately one mile below the surface. Based on public data from surrounding wells, drilling will target multiple Wilcox oil Sands that have been productive in other wells located to northwest and southeast of the Jackson site.

The prospect is located approximately 2.5 miles southwest of the Roseland oil field, which is estimated to have produced more than 9 million barrels of oil from the same sands targeted by the Jackson Prospect.

“Our strategy at Breitling Energy all along has been to target assets that show potential at conservative oil prices,” Faulkner said. “We say no to prospects a lot more often than we say yes. This way, I don’t worry what Saudi Arabia or OPEC is doing. If our strategy works today, it will work when prices recover, which I firmly believe they will,” Faulkner noted.

The well is spudding this week and drilling should take approximately 18 days. Well completion and testing should begin in late January.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT: Thomas Miller, VP of Communications, Breitling Energy, 214-716.2600

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling, 214.716.2060

SOURCE Breitling Energy Corporation